EXHIBIT 10.2


                                    EXHIBIT 7

                                ROYALTY AGREEMENT

     THIS ROYALTY AGREEMENT (the "Agreement") is made as of this 9th day of October, 2002, by and between SERADYN, INC., a Delaware Corporation ("Buyer"), and OPUS DIAGNOSTICS, INC., a Delaware Corporation ("Seller").

     WHEREAS, pursuant to a certain Purchase and Sale Agreement by and among Buyer, Seller and Caprius, Inc. dated as of October 9, 2002 (the "Purchase Agreement"), Buyer is this day acquiring substantially all of the assets of the Seller;

     WHEREAS, Buyer and Seller have agreed that a portion of the Purchase Price will be payable by Buyer to Seller in the form of royalty payments in the manner set forth and described in this Agreement; and

     WHEREAS, one of the conditions of the Purchase Agreement is the execution and delivery of this Agreement by Seller and Buyer.

     NOW, THEREFORE, in consideration of the recitals and for other valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, it is hereby agreed as follows:

     1.   Term. This Agreement will commence on the date first written above and
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will continue in effect until all royalty payments  provided for herein have been made (the "Term").

     2.   Royalties.
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          (a) Every Year for ten (10) Years commencing on the date hereof, Buyer will pay royalties to Seller in the sum of the following in accordance with the terms and conditions of this Agreement:

               (i) ten percent (10%) of Net Sales during each Year of the Products used in conjunction with Zonisamide (Zonegram) pursuant to the Supply Agreement dated July 4, 2002 between Seller and Dainippon Pharmaceutical Co., Ltd.;

               (ii) fifteen percent (15%) of Net Sales during the first five (5) Years following receipt of the earlier of either (A) Food and Drug Administration Pre-Market Approval or (B) regulatory approval in a non-U.S. market of the Products to be used in conjunction with RAD (Certican) and ten percent (10%) of the Net Sales of such Products for the balance of the ten (10) Year period, each pursuant to the Antibody License Agreement dated October 15, 2000 between Seller and Novartis Pharma AG; and

               (iii) ten percent (10)% of Net Sales during each Year of the Products used in connection with Lamotrigine (Lamictal) pursuant to the Material Transfer Agreement dated April 7, 2001 between Seller and SmithKline Beecham Corporation d/b/a Glaxo SmithKline.


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          (b) For purposes hereof,

               (i) "Net Sales" means gross sales less any rebates, discounts and allowances;

               (ii) "Year" means the twelve month period commencing November 1 and ending October 31.

               (iii) "Products" means therapeutic drug monitoring assays, calibrators and controls.

          (c) Except with respect to a Sale Transaction (as defined herein), in the event that the Buyer enters into a license, development or similar agreement which provides for a payment to Buyer in respect of the Products, the Seller shall participate in the consideration received by the Buyer in connection with such transaction in the same percentages as set forth in Section 2(a) above. The following are provided for purposes of illustration only:

               1. If Buyer enters into a license agreement pursuant to which Buyer grants a licensee the right to sell Products in exchange for a royalty, Buyer will pay Seller the corresponding percentage of the royalty payments it receives from such licensee in accordance with Section 2(a) above.

               2. If Buyer enters into a license agreement pursuant to which Buyer grants a licensee the right to sell Products in exchange for a lump sum payment and a royalty, Buyer will pay Seller the corresponding percentage of the lump sum payment its receives from such licensee and the corresponding percentage of the royalty payments it receives from such licensee, each in accordance with Section 2(a) above.

               3. If Buyer enters into an agreement pursuant to which a purchaser of Products pays Buyer a lump sum payment in exchange for a price reduction on the Products, Buyer will pay Seller the corresponding percentage of the lump sum payment it receives from such purchaser and will continue to pay Seller the corresponding royalty on Net Sales of the Products to such purchaser, each in accordance with Section 2(a) above.

               4. If Buyer enters into an arrangement pursuant to which Buyer receives nonmonetary consideration in exchange for a price reduction on the Products (e.g., a barter transaction), or otherwise sells or distributes the Products in a manner in which no distinct identifiable price for the Products is readily determinable (e.g., bundling the Products with other products for purposes of marketing and distribution), then, in lieu of the royalty payment otherwise payable to Seller hereunder with respect to such Products, the Buyer will pay to Seller an amount equal to the corresponding percentage of royalty on Net Sales of the Products as provided for in Section 2(a) above multiplied times the per unit "Fair Value" of such Products. For purposes of this Section 2(c)4, the term "Fair Value" shall mean the average price per unit for (a) comparable products on the market within the same product category, (b) which have been on the market for the same period of time, and (c) which are distributed in the same geographic areas through the same marketing and distribution channels.


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     3.   Deliveries; Inspection.
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          (a) Within sixty (60) days of the end of each Year, Buyer shall deliver to Seller a statement certified by the principal accounting officer of the Buyer containing a calculation of the amount due from Buyer to Seller pursuant to Section 2 above and showing the information supporting such calculation (e.g. Net Sales of each Product during the Year) and a check or wire transfer of funds in the amount due as shown on such statement; provided, however, that if the amount due for the first six (6) months of any Year is reasonably determined to be in excess of $250,000, then such statement and payment shall be made semi-annually for such Year.

          (b) Upon the execution of any confidentiality agreement reasonably requested by Buyer, Seller, or its designated representative, may review Buyer's books and records (including but not limited to customer orders and receivables) related to the determination of the amount payable to Seller under Section 3(a) for such Year at the place such books and records are regularly maintained. If Seller disputes Buyer's calculation of the amount paid for such Year, Seller may, within ninety (90) days followings its receipt of the statement described in Section 3(a) above, deliver a written notice of such dispute to Buyer. Buyer and Seller shall thereafter use their best efforts to resolve such dispute. If no resolution is reached by the sixtieth (60th) day following Buyer's receipt of Seller's notice of dispute, Buyer and Seller shall employ a firm of independent certified public accountants (which firm shall be a "Final 4" firm or other nationally recognized accounting firm, other than KPMG Peat Marwick LLP and Seller's or Parent's accountants) for purposes of settling the dispute. If the parties are unable to agree on an accounting firm, such firm shall be chosen by lot. Such accountants shall determine the amount due to Seller for such Year using such methods as such firm deems appropriate, and such determination shall be conclusive and binding upon Buyer and Seller. Seller shall be responsible for its costs and expenses incurred in its review of Buyer's books and records and for the fees of the independent accountants; provided, however, that if it is determined that the amount paid by Buyer to Seller for such Year is less than ninety percent (90%) of the amount which Buyer should have paid Seller hereunder, Buyer will reimburse Seller for such costs and expenses.

     4.   Commercialization of Products. Buyer shall use commercially reasonable
          -----------------------------
efforts to develop and commercialize the Products described in Section 2(a) above in a reasonable period of time following the date hereof. Buyer will provide to Seller, upon Seller's specific request made no more frequently than semi-annually, a summary of Buyer's development and commercialization efforts. In the event that it is determined that Buyer has not used such commercially reasonable efforts to develop and commercialize such Products, Buyer decides to discontinue development or commercialization of the Products, or Buyer is prevented from developing or commercializing a Product for failure to obtain a consent to an assignment of a contract described in Section 2(a) above or otherwise, then, as Seller's sole remedy, the rights to develop and commercialize such Product(s) shall revert to the Seller and Buyer shall execute such documents and instruments of conveyance as Seller shall reasonably request in order to effect such transfer to Seller. In the event of such a transfer, Seller shall then pay royalties to Buyer on the same terms and conditions on which Buyer is obligated to pay royalties to Seller hereunder (i.e. the obligations of Buyer and Seller hereunder shall be reversed with respect to such Products).


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     5.   General Provisions.
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          (a) This Agreement shall not be assigned by any party without the prior written consent of the other parties; provided, however, that Buyer shall have the right to assign all or any portion of its rights under this Agreement or to delegate all or any portion of its obligations under this Agreement, to a subsidiary or Affiliate of Buyer without the consent of Seller; provided that any such assignment or delegation shall not release Buyer from any of its obligations hereunder. Notwithstanding the above, nothing in this Agreement shall prevent (i) the sale by the Buyer of its right, title and interest in the Products used in conjunction with one or more of Zonisamide (Zonegram), RAD (Certican) or Lamotrigine (Lamictal) or (ii) the consolidation of the Buyer with, or its merger into, any other corporation, or the sale by the Buyer of all or substantially all of its properties or assets (each of the foregoing are referred to herein as a "Sale Transaction"); provided, however, that any purchaser, successor, surviving or resulting corporation or other entity under
(i) or (ii) above assumes this Agreement in writing and, in the reasonable discretion of Seller, has the capacity to perform Buyer's obligations under this Royalty Agreement. This Agreement shall inure to the benefit of, be binding upon and be enforceable by, any such successor, surviving or resulting corporation, or other entity to which such assets shall be transferred. Any such assignment shall not release Buyer, Seller or Parent from their respective obligations hereunder.

          (b) This Agreement may not be amended or modified except by written instrument executed by Buyer and Seller.

          (c) This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflicts of law principles.

          (d) All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to a party by personal delivery, commercial courier, or telephonic facsimile transmission accompanied by a telephonic facsimile receipt and followed by a hard copy by the United States mail, or three (3) days after being deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and in each case addressed as follows, unless and until any party notifies the other party in accordance with this section of a change of address:

      If to Buyer:                        Seradyn, Inc.
                                          c/o Apogent Technologies Inc.
                                          30 Penhallow Street
                                          Portsmouth, NH  03801
                                          Attn:  Peter Scheu
                                          Fax No.:  603-431-0860

      with a copy to:                     c/o Apogent Technologies Inc.
                                          30 Penhallow Street
                                          Portsmouth, NH  03801
                                          Attn:  Michael K. Bresson, Esq.
                                          Fax No.:  603-436-3719


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      If to Seller:                       Opus Diagnostics, Inc.
                                          One Parker Plazas
                                          Fort Lee, NJ 07024
                                          Attn: Mr. George Aaron, President
                                          Fax No.:  201-592-9430

      with a copy to:                     Thelen Reid & Priest LLP
                                          40 West 57th Street
                                          New York, NY  10019
                                          Attn:  Bruce A. Rich, Esq.
                                          Fax No.:  212-603-2001

          (e) No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

          (f) The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

          (g) This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions of the parties, whether oral or written, pertaining to the subject matter hereof.

          (h) Except as set forth in Section 3(b) above, all disputes relating to this Agreement shall be resolved in accordance with Section 5.18 of the Purchase Agreement.

          (i) Seller shall provide Buyer with such assistance in obtaining the consent to the assignment of the contracts described in Section 2(a) above as Buyer may reasonably request.

          (j) Capitalized terms not otherwise defined herein shall have the meaning given them in the Purchase Agreement

                            (Signature page follows)


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     IN WITNESS WHEREOF, the parties hereto have executed this Royalty Agreement as of the date first above written.

                                  SERADYN, INC.


                                  By:
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                                  Title:
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                                  OPUS DIAGNOSTICS, INC.


                                  By:
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                                  Title:
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